EXHIBIT 23.5
                       CONSENT OF PORTER KEADLE MOORE, LLP


     We have issued our report dated January 4, 2002, except for the second paragraph of note 10 to the financial statements as to which the date is February 14, 2002, included in the Annual Report of Premier National Bank of Dalton filed with the Office of the Comptroller of the Currency, on Form 10-KSB for the year ended December 31, 2001, and incorporated by reference in this Registration Statement on Form S-4 filed, as amended, by First Security Group, Inc. We consent to the use of the aforementioned report in the Registration Statement, as amended, on Form S-4 and related Prospectus, and to the use of our name as it appears under the caption "Experts."


                                   /s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

February 6, 2003



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